ORAGENICS, INC. TO PRESENT AT THE BIO INVESTOR FORUM

TAMPA, Fla., October 22, 2019 — Oragenics, Inc. (NYSE American: OGEN), a leader in the development of new antibiotics against infectious diseases and effective treatments for oral mucositis (OM), today announced it will be presenting at the BIO Investor Forum in San Francisco.

The company will present to investors on October 23, 2019 at 2:30 PM ET in the Yorkshire Room of Westin St. Francis in San Francisco. The BIO Investor Forum will be held October 22-23, 2019.

Further details of the company’s financial filings can be found by accessing the United States Securities and Exchange Commission website at www.sec.gov.

About AG013

AG013, which has been granted Fast Track designation with the U.S. Food and Drug Administration and orphan drug status in Europe, is an ActoBiotics® therapeutic candidate formulated to deliver the therapeutic molecule Trefoil Factor 1 to the mucosal tissues in the oral cavity in a convenient oral rinsing solution. Trefoil Factors are a class of peptides involved in the protection of gastrointestinal tissues against mucosal damage and play an important role in subsequent repair. The compound was designed by the company’s strategic partner, ActoBio Therapeutics, Inc., a wholly-owned subsidiary of Intrexon Corporation (NYSE: XON).

About Lantibiotics

Lantibiotics are a class of antibiotic compounds with novel mechanism of action, prized for their ability to overcome antibiotic-resistant infections. With resistant strains on the rise, particularly healthcare-acquired infections (HAI), the need for these potent lantibiotic agents is critical. Oragenics is pursuing the commercial-scale production of a lantibiotic for use as an antimicrobial.

About Oragenics, Inc.

We are focused on becoming a leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation and its subsidiaries. The collaborations allows Oragenics to accelerate the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat, and esophagus.

For more information about Oragenics, please visit www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “ believe,” “ expect,” “ anticipate,” “ intend,” “ estimate,” “ project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission. Oragenics assumes no responsibility to update any forward-looking statements contained in this press release or with respect to the matters described herein.

Oragenics, Inc.

Corporate:

Michael Sullivan, 813-286-7900

Chief Financial Officer

msullivan@oragenics.com

or

Investors:

John Marco

Managing Director

CORE IR

310-819-2948

johnm@coreir.com

Media:

Jules Abraham

CORE IR

917-885-7378

julesa@coreir.com